Statement of Compliance

To CapMark Finance Inc., Master Servicer of Commercial Mortgage Pass-Through
Certificates, (see Attachment A):

I, Steven Johnson, in my capacity as Managing Director of Principal Global Investors, LLC, as a Primary Servicer for mortgage loans securing securities issued in conjunction with Commercial Mortgage Pass-Through Certificates, (see Attachment A), hereby state that:

1.	I am an officer of Principal Global Investors, LLC;
2.	I have reviewed the activities and performance of Principal Global Investors, LLC in its capacity as Primary Servicer during the calendar year ending December 31, 2007; and
3.
To the best of my knowledge, Principal Global Investors, LLC, as Primary Servicer has fulfilled all of its obligations in all material respects under the Primary Servicing Agreement for said Commercial Mortgage Pass-Through Certificates, (see Attachment A) throughout the above-referenced calendar year.

/s/ Steven Johnson	Date:	2-19-08
Steven Johnson, Managing Director Principal Global Investors, LLC

Attachment A
Commercial Mortgage Pass-Through Certificates
Capmark Finance, Inc., as Master Servicer

Series 2002 IQ-3 dated 12/1/2002
Series 2002 WL-1 dated 6/1/2002
Series 2007 HQ-11 dated 2/28/2007
Series 2007 IQ-14 dated 5/30/2007
Series 2007 IQ-15 dated 8/23/2007
Series 2007 IQ-16 dated 11/27/2007